Insider Trading Policy
Document Number: Non-GxP-POL-0016

This insider trading policy (the “Insider Trading Policy”) has been adopted by the board of directors (the “Board”) of Zymeworks Inc. (“Zymeworks” or the “Company”).
1PURPOSE
Zymeworks is a publicly traded company and is subject to securities laws in the United States and Canada. The Board has implemented this Insider Trading Policy to prevent insider trading, tipping and recommending violations by people who have access to Material Information (as defined below) that is not available to the general public.
Any violation of this Insider Trading Policy or insider trading law can result in disciplinary action, including termination of employment with Zymeworks, as well as legal consequences such as fines or imprisonment. Preventing insider trading and tipping keeps markets fair and ensures all investors have access to the same information.
It is the personal responsibility of each Zymeworks director, officer, employee and other personnel that Zymeworks may determine should be subject to this Insider Trading Policy, such as contractors or consultants (“Other Personnel”) to comply with this Insider Trading Policy and all applicable securities laws when trading in Zymeworks’ securities or the securities of companies with which Zymeworks does business. If there is ever any conflict between this Insider Trading Policy and applicable securities laws, only the sections of this policy permitted by applicable law or regulation will apply.
2APPLICATION
Who does this Insider Trading Policy apply to?
This Insider Trading Policy applies to the following persons (collectively, “Covered Persons”):
•all Zymeworks directors, officers, employees and Other Personnel (for the purpose of this policy, “insiders”);
•any person or entity (such as a corporation, trust, partnership, investment fund etc.) an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions; and
•an insider’s spouse, partner, parents, children, dependents and other family members or roommates.
Each insider shall ensure that they, as well as each Covered Person to which this Insider Trading Policy applies as a result of such Covered Person’s relationship with such insider, comply with this Insider Trading Policy. Notwithstanding the foregoing, this Insider Trading Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of business (e.g. investment fund or partnership) if such an entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

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What type of transactions does this Insider Trading Policy cover?
This Insider Trading Policy applies to all transactions in Zymeworks’ securities, including Zymeworks’ common stock, or any debt instruments, or puts, calls, options or other rights to purchase or sell Zymeworks’ securities, or any security that is in any way tied to Zymeworks’ share price (collectively, “Zymeworks Securities”). Any disposition in the form of a gift of any Zymeworks Securities is a transaction that is subject to this Insider Trading Policy. Every Covered Person is prohibited from engaging in insider trading, tipping or recommending as it relates to Zymeworks Securities.
This Insider Trading Policy also applies to non-public Material Information of other companies with which Zymeworks does business, including partners and customers, as well as potential merger or acquisition candidates. For the purpose of this Insider Trading Policy, information about these companies should be treated in the same way as information directly related to Zymeworks.
Every Zymeworks Covered Person is prohibited from speculative or indirect trading in Zymeworks Securities – such as short sales, trading in puts, calls or options (not stock options granted by Zymeworks) – or similar rights or obligations to buy or sell Zymeworks Securities, or the purchase of Zymeworks Securities with the intention of quickly reselling them.
Zymeworks Covered Persons may not buy Zymeworks Securities on margin, and are prohibited from purchasing financial instruments designed to hedge or offset a decrease in the market value of Zymeworks Securities. Covered Persons are prohibited from pledging Zymeworks Securities as collateral for any loan, in margin accounts, or as part of any other pledging transactions, regardless of whether such Covered Person is in possession of non-public Material Information or not.
A violation of insider trading, tipping or recommending laws can result in civil or criminal penalties not only for the person who trades in possession of non-public Material Information, but also for anyone who tips or otherwise aids the person doing the trading.
3INSIDER TRADING
It is illegal for anyone to buy or sell shares or other securities of any reporting issuer (i.e. public company) at any time when a person is in possession of Material Information related to that issuer that has not yet been made publicly available. To do so would be insider trading.
4TIPPING AND RECOMMENDING
Subject to limited defenses, such as disclosure made “in the necessary course of business”, it is illegal to share Material Information that has not yet been made public with another person (including friends and family members) because they may decide to buy or sell securities based on that information. It is illegal to make recommendations or express opinions to another person regarding trading in any securities (whether Zymeworks Securities or another issuer’s) on the basis of non-public Material Information. To do so would be tipping. Further, recommending or encouraging a third party to purchase or sell the Company’s securities while in possession of non-public Material Information is also illegal. Both the person who provides the information, recommendation or opinion, and the person who trades based on it, may be liable for tipping or recommending, as the case may be.

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The “necessary course of business” generally means sharing information that is reasonably necessary in the course of Zymeworks business with:
•employees, officers and directors;
•partners on issues such as research and development;
•lenders, legal counsel, auditors, underwriters and financial or other professional advisors;
•parties to negotiations;
•government agencies and non-governmental regulators; or
•credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).
If you are ever unsure of whether or not communications are reasonably necessary in the necessary course of business, speak to the Head of Legal.
5MATERIAL INFORMATION
“Material Information” includes, without limitation, any of the following:
•any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of an issuer’s securities;
•information if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision;
•information that would significantly alter the total mix of information available to investors;
•material changes, meaning any change in the business, operations or capital of Zymeworks that would reasonably be expected to have a significant effect on the market price or value of Zymeworks Securities; or
•if the Board or executive team has made a decision to implement a material change – even if such change has not yet occurred – the decision itself may be Material Information.
Either good or bad information may be Material Information. Some examples of information that may be considered to be Material Information are listed in Appendix “A” hereto.
What does it mean for Material Information to be publicly available?
Material Information about Zymeworks should always be considered to be non-public unless the information has been widely distributed in a manner making it generally available to investors, such as when Zymeworks has: (i) issued a press release or (ii) made a regulatory filing with applicable Canadian securities regulators or the U.S. Securities and Exchange Commission (“SEC”) about the information, and a reasonable period of time has passed for the markets to react to the information and investors have had time to buy or sell based on the information.

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Material Information has to be distributed by Zymeworks to be publicly available – the circulation of rumours, even if accurate and reported in the media (print, web, social), does not constitute effective public dissemination.
6BLACKOUT PERIODS; PRE-CLEARANCE OF TRADES
Special Blackout Periods
In addition to the general prohibition against insider trading, tipping and recommending described above, Zymeworks may, from time to time, impose blackout periods on some or all insiders, during which they cannot buy or sell Zymeworks Securities. If insiders receive a notice not to trade, they are prohibited from trading in Zymeworks Securities until they are notified by the Head of Legal that the blackout period has ended. Insiders shall not advise others as to the existence of the blackout period.
Orders placed with a broker should be cancellable upon the start of any blackout period.
Covered Persons are never permitted to trade with knowledge of any non-public Material Information, regardless of whether or not there is a blackout period in effect.
Quarterly Blackout Periods
All directors, officers and current employees of the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Head of Legal that they are listed on the covered persons list maintained by the Head of Legal (the “Covered Persons List”). To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start at the end of the trading day on the seventh (7th) calendar day prior to the filing date of the Company’s Form 10-K or Form 10-Q for the recently completed fiscal period and will end at the end of the first full trading day following filing of such Form 10-K or Form 10-Q.
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

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From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Head of Legal may update and revise the Covered Persons List as appropriate.
Pre-clearance
All directors and officers and any other persons identified by the Head of Legal as being subject to pre-clearance requirements must obtain pre-clearance prior to trading Zymeworks Securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Head of Legal at least two business days prior to your desired trade date. The pre-clearance request must be made on the form provided by the Head of Legal. The person requesting pre-clearance will be asked to certify that he or she is not in possession of non-public Material Information. The Head of Legal is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Head of Legal is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.
Even after preclearance, a person may not trade in Zymeworks Securities if they become subject to a blackout period (either special or quarterly) or aware of non-public Material Information prior to the trade being executed.
From time to time, the Head of Legal may identify other persons who should be subject to the pre-clearance requirements set forth above.
7CONSEQUENCES OF VIOLATION
The consequences of insider trading or tipping can be severe and may include civil penalties, fines and criminal sanctions. Insiders who violate this Insider Trading Policy will also be subject to disciplinary action by Zymeworks, up to and including possible termination of employment or other relationship with Zymeworks. In addition to these penalties, persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future. If an insider were even accused of securities law violations it would have very damaging effects on their reputation and Zymeworks’ reputation.
Insiders may also be liable for improper trading by any person to whom the insider has disclosed non-public Material Information or to whom the insider has made recommendations or expressed opinions as to trading in Zymeworks Securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading. Securities regulators use sophisticated electronic surveillance techniques to uncover insider trading.
8PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Insider Trading Policy, or any related guidelines or other documents or information provided in connection with this Insider Trading Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in Zymeworks’ Whistleblower Policy, as amended from time to time.

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9REPORTING INSIDERS
Section 16 Reporting. Any director, executive officer or beneficial owner of more than 10% of the outstanding shares of the Company (collectively, “Reporting Insiders”) is subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and must file Forms 3, 4 and 5, as applicable, with the SEC disclosing any changes in their direct and indirect pecuniary interest of Zymeworks Securities. A Reporting Insider is required to disclose a reportable transaction in a Form 4 filed with the SEC before 10:00 p.m. Eastern on the second business day following such transaction.
U.S. Securities Laws Restrictions and Exemptions; Rule 144. In addition, Reporting Insiders who sell Zymeworks Securities in the United States through The Nasdaq Stock Market LLC must comply with the volume, manner of sale and notice requirements of Rule 144 under the U.S. Securities Act of 1933. Reporting Insiders who are considered “affiliates” of Zymeworks under U.S. securities laws by virtue of reasons other than being a member of the board of directors or officer (e.g. the Reporting Insider is a significant stockholder instead of a member of the board of directors or an officer) must also comply with additional requirements under U.S. federal securities laws in connection with sales of Zymeworks Securities, even if such sales take place outside the United States, and should consult legal counsel in advance of such sales.
Filings. Reporting Insiders are legally responsible for ensuring that they are in compliance with reporting requirements, however the Head of Legal will, when asked, arrange to file the required insider reports with the securities regulatory authorities on behalf of the Reporting Insider. Such Reporting Insiders are responsible for ensuring the accuracy of any such reports. While Zymeworks may assist directors or executive officers of the Company with filing the required reports and forms, such directors or executive officers have the ultimate responsibility for complying with applicable securities laws in connection with their sale of Zymeworks Securities.
Directors and executive officers are required to promptly provide a copy of any insider trading reports to the Head of Legal so that Zymeworks may update its records.
10RULE 10B5-1 TRADING PLANS; AUTOMATIC SECURITIES DISPOSITION PLANS
A Rule 10b5-1 trading plan (“10b5-1 Plan”) or an automatic securities disposition plan (“ASDP” and together with 10b5-1 Plan, “Trading Plans”) is a plan established by an insider with a broker while the insider is not in possession of any non-public Material Information and not subject to a blackout period (either special or quarterly), to allow, for example, for exercises of options or dispositions in accordance with pre-arranged instructions, which can then occur even if the insider would not otherwise be allowed to trade.
The Board has approved in principle the adoption by insiders of Trading Plans and Zymeworks will participate in the establishment of Trading Plans in accordance with this Insider Trading Policy as long as a Trading Plan complies with all applicable Canadian and U.S. securities laws. See Appendix “B” hereto for more detail on Trading Plans.

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11LEGAL CAUTION
This Insider Trading Policy is only a general framework and should be viewed as the minimum standard for compliance with insider trading laws. Every insider has the ultimate responsibility for complying with insider trading laws. Questions about the Insider Trading Policy may be directed to the Head of Legal.
The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to stockholders, competitors, employees or other persons, or to any other liability whatsoever.

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Dated:    October 17, 2024
Approved by:    Board of Directors of the Company

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APPENDIX “A”
The following are examples of the types of events or information that may be Material Information. This list is not exhaustive and is not a substitute for companies exercising their own judgment in making materiality determinations. In making materiality judgments, it is necessary to take into account a number of factors that cannot be captured in a single bright-line standard or test.
Changes in Corporate Structure
•changes in share ownership that may affect control of the Company.
•major reorganizations, amalgamations or mergers.
•take-over bids, issuer bids or insider bids.
Changes in Capital Structure
•the public or private sale of additional securities.
•planned repurchases or redemptions of securities.
•planned splits of shares or offerings of warrants or rights to buy shares.
•any share consolidation, share exchange or stock dividend.
•the possible initiation of a proxy fight.
•material modifications to rights of security holders.
Changes in Financial Results
•a significant increase or decrease in earnings.
•unexpected changes in the financial results for any periods.
•shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs.
•changes in the value or composition of the Company’s assets.
•any material change in the Company’s accounting policy.
Changes in Business and Operations
•any development that affects the Company’s research, products or markets.

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•a significant change in capital investment plans or corporate objectives.
•product and research developments, clinical results, approval and other regulatory actions.
•government inspections.
•significant new contracts, products or patents or significant losses of contracts or business.
•changes to the board of directors or executive management.
•the commencement of, or developments in, material legal proceedings or regulatory matters.
•waivers of corporate ethics and conduct rules for directors, officers and other key employees.
•any notice that reliance on a prior audit is no longer permissible.
•de-listing of the Company’s securities or their movement from one quotation system or exchange to another.
•a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value.
Transactions
•significant acquisitions or dispositions of assets, property or joint venture interest.
•acquisitions of other companies, including a take-over bid, or merger with, another company.
•partnerships and collaborations; research or development agreements; in-licensing or out-licensing of products or product candidates; marketing, co-marketing and co-promotion agreements; acquisitions or other business combinations and strategic equity investments.
Changes in Credit Arrangements
•the borrowing or lending of a significant amount of money.
•any mortgaging or encumbering of the Company’s assets.
•defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors.
•changes in rating agency decisions.
•significant new credit arrangements.

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APPENDIX “B”
An insider wishing to set up a Trading Plan must provide to the Head of Legal:
•a draft of the Trading Plan, including a schedule of planned transactions (e.g., exercises of options or dispositions) and representations by the insider that he or she (i) is not in possession of non-public Material Information, (ii) is entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws and (iii) will act in good faith with respect to the Trading Plan.
In determining whether to clear the adoption of a Trading Plan by an insider, the Head of Legal will consider whether the Trading Plan complies with the following guidelines:
•Operation of a Trading Plan: an insider must demonstrate that he or she (i) does not have decision-making ability over trading governed by the Trading Plan and (ii) cannot make “discrete investment decisions” through the Trading Plan. If the Trading Plan grants discretion to a stockbroker or other person with respect to the execution of trades under the Trading Plan:
a.trades made under the Trading Plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the Trading Plan;
b.the person adopting the Trading Plan may not confer with the person administering the Trading Plan regarding the Company or its securities; and
c.the person administering the Trading Plan must provide prompt notice to the Company of the execution of a transaction pursuant to the Trading Plan.

•Multiple, Overlapping Trading Plans: except as permitted by Rule 10b5-1(c), the insider adopting the Trading Plan may not have an outstanding (and may not subsequently enter into any additional) Trading Plan. For example, as contemplated by Rule 10b5-1, a person may adopt a new Trading Plan before the scheduled termination date of an existing Trading Plan, so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these guidelines. Termination of the existing Trading Plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new Trading Plan; therefore, persons adopting a new Trading Plan are advised to exercise caution and consult with the Head of Legal prior to the early termination of an existing Trading Plan.
•Single-Trade Plans: a person may adopt a Trading Plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
•Timing for Adopting a Trading Plan: a Trading Plan may not be adopted, amended or terminated during a blackout period (either special or quarterly) or during a time an insider is in possession of non-public Material Information. The insider will be required to provide their broker with a certificate from the Company confirming that the Company is aware of the Trading Plan and that, to the best of its knowledge, the insider is not in possession of any non-public Material Information.

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•Cooling-Off Period: the first trade under a Trading Plan for directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the Trading Plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan). The first trade under a Trading Plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the Trading Plan.
•Simplicity: the trading parameters and instructions should be set out in the written Trading Plan document. Insiders should avoid complex sales formulae that may be hard to apply, misinterpreted or that may require the broker under the Trading Plan to seek guidance from the insider.
•Modification and Termination: the Trading Plan must contain “meaningful restrictions” on the ability of the insider to vary, suspend or terminate the Trading Plan so that the insider cannot profit from material undisclosed information by deciding to vary, suspend or terminate the Trading Plan. Any modification or change to the amount, price or timing of transactions under a Trading Plan is deemed the termination of the Trading Plan and the adoption of a new Trading Plan, which means such modification is subject to the same conditions as a new Trading Plan as set forth herein. The Company must be promptly notified of any Modification or termination of the Trading Plan, including any suspension of trading under the Trading Plan.
•Suspensions and Cancellations: the Company must have authority to require the suspension or cancellation of the Trading Plan at any time.
•Other Requirements and Best Practices: all transactions under the Trading Plan must be in accordance with applicable law. The Head of Legal may also consider such other “best practices” as they exist at the time with respect to Trading Plans, and may impose such additional requirements, or grant such exceptions, as they determine are necessary or appropriate.
The Head of Legal, in consultation with executive management of the Company, may determine that the Company must disclose the adoption, modification or termination of a Trading Plan. Insider trading reports are required for each trade under a Reporting Insider’s Trading Plan, unless an exemption applies.
Following the adoption of the Trading Plan, the insider may not vary, suspend or terminate the Trading Plan unless: (i) pre-clearance is obtained from the Head of Legal; and (ii) the insider certifies to the Head of Legal that: (A) he or she is not then in possession of non-public Material Information, and (B) the insider is modifying or terminating the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws. No such variance, suspension or termination may occur during a blackout period (either special or quarterly). In pre-clearing the adoption, modification or termination of a Trading Plan by an insider, the Company shall not be responsible for determining whether such Trading Plan is in compliance with the provisions of applicable securities laws.
Compliance with applicable securities laws is the responsibility of the insider. Insiders should consult with their own legal advisors before adopting a Trading Plan.

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